SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    Form 8-K
              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ------------


                          July 15, 1997 (July 15, 1997)
               (Date of Report (date of earliest event reported))


                                HFS Incorporated
             (Exact name of Registrant as specified in its charter)


        Delaware                          1-11402                    22-3059335
(State or other jurisdiction         (Commission File No.)     (I.R.S. Employer
of incorporation or organization)                         Identification Number)

        6 Sylvan Way
   Parsippany, New Jersey                                              07054
(Address of principal executive office)                              (Zip Code)





                                 (201) 428-9700
              (Registrant's telephone number, including area code)



                                      None
       (Former name, former address and former fiscal year, if applicable)

Item 5.        Other Events

On April 30, 1997, HFS Incorporated (the "Company") acquired PHH Corporation ("PHH") by merger (the "PHH Merger") for approximately 30.3 million shares of Company common stock in exchange for all of the outstanding common stock of PHH. PHH is the world's largest provider of corporate relocation services and also provides mortgage and fleet management services.

     The Securities and Exchange Commission in its Accounting Series Release No. 135 ("ASR No. 135"), prohibits affiliates of a company that are a party to a business combination from selling any common stock received in such business combination accounted for as a pooling of interests until such time as financial results covering at least 30 days of post-merger combined operations have been published. In accordance with ASR No. 135 and certain provisions of the Agreement and Plan of Merger, dated as of November 10, 1996 by and among the Company, Mercury Acq. Corp., a wholly owned subsidiary of the Company, and PHH, the combined results of operations for the month ended May 31, 1997 were as follows:

               Revenues                           $   190,374,000
               Net income                              41,243,000

The above results have been prepared and published only for purposes of complying with the above contractual requirements and with pooling of interests accounting requirements and therefore are not indicative or predictive of results for any interim period or for the calendar year ended December 31, 1997. The results also do not include a one-time restructuring charge of approximately $287 million before related tax benefits recorded upon consummation of the PHH Merger on April 30, 1997.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HFS INCORPORATED



                                By:  /s/     Scott E. Forbes
                                             Scott E. Forbes
                                             Senior Vice President and
                                             Chief Accounting Officer


Date: July 15, 1997


















                                        2